UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2026

HEXCEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-8472	94-1109521
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Stamford Plaza 281 Tresser Boulevard Stamford, Connecticut 06901-3238

(Address of principal executive offices, including zip code)

(203) 969-0666

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	HXL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 - Corporate Governance and Management

Item 5.02.... Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Financial Officer and Principal Financial Officer

On March 10, 2026, the Board of Directors (the “Board”) of Hexcel Corporation (the “Company”) appointed James Coogan as the Company’s Executive Vice President and Chief Financial Officer, effective as of May 1, 2026 (the “Effective Date”). Mr. Coogan will also serve as the Company’s principal financial officer. In connection with Mr. Coogan’s appointment, effective as of the Effective Date, Michael C. Lenz will transition from his position as the Company’s Executive Vice President, Interim Chief Financial Officer to the position of Executive Vice President, Senior Advisor. It is expected that Mr. Lenz will remain an active employee in his new role for approximately three months to support the transition.

Mr. Coogan, age 45, has more than 20 years of finance, accounting, and investor relations experience across multiple industries, including in aerospace and defense. Mr. Coogan most recently served as Executive Vice President and Chief Financial Officer of Axcelis Technologies, Inc., a supplier of enabling ion implantation solutions for the semiconductor industry, from September 2023 through March 2026. Mr. Coogan previously served as Senior Vice President and Chief Financial Officer at Kaman Corporation, a provider of aerospace and defense products, from July 2021 to September 2023 and additionally as Treasurer from January 2023 to September 2023. After joining Kaman Corporation in 2008, Mr. Coogan held various management positions, including Vice President, Investor Relations and Business Development and Assistant Vice President, SEC Compliance and External Reporting. After starting his career at PricewaterhouseCoopers, he held several financial management roles at Ann Taylor Stores Corporation and Mohegan Tribal Gaming Authority before joining Kaman Corporation.

There were no arrangements or understandings between Mr. Coogan and any other person pursuant to which he was selected as Executive Vice President and Chief Financial Officer. Mr. Coogan does not have any family relationships with any director or executive officer of the Company, or any person nominated or chosen by the Company to become a director or executive officer, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In connection with Mr. Coogan’s appointment, on March 10, 2026, the Company entered into an offer letter with Mr. Coogan. Pursuant to the offer letter, Mr. Coogan will receive an annual base salary of $630,000 and will have a target annual bonus opportunity of 80% of his base salary. He will be eligible to receive a full year annual bonus for fiscal year 2026 and an annual equity grant for fiscal year 2026 following the Effective Date, with a target opportunity of 200% of his annual base salary, delivered in a mix of 50% in performance shares (vesting based on performance over a three-year performance period) and 25% in restricted stock units and 25% in non-qualified stock options (each vesting in equal annual installments over three years subject to continued employment). The offer letter provides Mr. Coogan with a cash signing bonus of $500,000 and a sign-on restricted stock unit award following the Effective Date with a grant date value of $2,250,000, vesting in equal annual installments over three years. Mr. Coogan will also be eligible to participate in the Company’s retirement and employee benefit plans available to other executive officers of the Company.

Pursuant to the offer letter, the Company will enter into an executive severance agreement with Mr. Coogan which will provide that upon a termination of his employment without cause or for good reason, Mr. Coogan will be entitled to receive (a) 1.0 times the sum of his annual base salary and average annual bonus for the prior three years; (b) a lump sum payment equal to the employer portion of continuation of health coverage (COBRA) premiums for 12 months; and (c) a prorated bonus for the year of termination based on actual performance. If such termination occurs within 24 months following a change in control of the Company (or prior to such change in control in anticipation thereof), Mr. Coogan will be entitled to the foregoing severance payments and benefits, except that the multiple in clause (a) will be 2.0 times and the period in clause (b) will be 24 months. The executive severance agreement will also contain non-competition and non-solicitation covenants applicable during Mr. Coogan’s employment and for 24 months following a severance-qualifying termination of employment during the two-year period following a change in control and for 12 months following his termination of employment at any other time.

The foregoing summary of the executive severance agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of such agreement, which will be filed as an exhibit to the Company’s next periodic report.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description
99.1	Press Release, dated March 13, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hexcel Corporation

Dated: March 13, 2026

By:	/s/ Gail E. Lehman
Name: Gail E. Lehman
Title: Executive Vice President, Chief Legal and Sustainability Officer and Secretary